EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/21/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S INCREASES DIVIDEND 22%;
REAFFIRMS STRATEGIC FOCUS ON SUCCESSFUL PLAN TO WIN

·	Amount of dividend nearly triples since 2002
·	Reaffirms growth targets in constant currencies:
-	Average annual sales and revenue growth of 3% to 5%;
-	Average annual operating income growth of 6% to 7%, and
-	Return on incremental invested capital in the high teens
·	IPO of minority interest in Chipotle planned for first quarter 2006
·	Capital expenditures for 2006 expected to be $1.8 billion
·	Cash returned to shareholders is expected to total between $5 billion to $6 billion in 2006 and 2007 combined

OAK BROOK, IL - McDonald’s Chief Executive Officer Jim Skinner and members of senior management today reaffirmed McDonald’s financial growth targets, strategic priorities and commitment to grow sales at existing restaurants as part of the Company’s revitalization plan during a webcast presentation for investors. The Company also announced that its Board of Directors approved a significant increase to the dividend for the third consecutive year, nearly tripling the payout since 2002.

Skinner said, "I am pleased to report that McDonald’s Plan to Win continues to deliver results for customers and shareholders alike. Since we implemented our revitalization plan in early 2003, we have further strengthened McDonald’s leading position in the global eating out marketplace.

"Our results demonstrate that we are operating from a position of strength. We recently posted a 3.8% year-to-date August 2005 comparable sales increase on top of a strong 6.9% comparable sales increase for the full year 2004. We recognize that producing comparable sales growth on top of record breaking sales is a challenge for any business. The good news for McDonald’s shareholders is we are absolutely delivering on our plan. We have strategies in place to continue to build momentum and provide customers with an even more outstanding restaurant experience that will support future growth.

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"Today, I am pleased to announce that McDonald’s Board of Directors has approved a 22% increase to the company’s annual dividend, bringing the total dividend payout to more than $825 million. The 2005 increase boosts the annual cash payout to 67 cents per share, nearly tripling the dividend since 2002. This represents the Company’s 29th consecutive year of dividend increases. Our continued confidence in the strength of our business and the reliability of our cash flow has been validated by our Board’s decision.

"The opportunities for our McDonald’s restaurant business are considerable and deserve our full attention. Earlier this year we began evaluating strategic alternatives for Chipotle Mexican Grill. We've determined an initial public offering of a minority interest in this emerging, popular fast-casual brand is most appropriate. We expect to file for an IPO by the end of October, and launch the offering sometime in the first quarter of 2006. This action will optimize Chipotle’s potential and create additional value for McDonald's shareholders."

Concerning McDonald’s global restaurant operations, McDonald’s President and Chief Operating Officer Mike Roberts said, "Our strategy of growing by being better, not just bigger, is working. Our focus on combined solutions surrounding the five critical drivers of customer satisfaction - People, Products, Place, Price and Promotion - and our strong alignment with owner/operators, suppliers and employees are driving our success. This is an advantage that is not easily quantified, but it creates enormous opportunity. As our initiatives move throughout our global System, I am confident that even more consumers will notice and positively respond to the new, more relevant McDonald’s experience."

Matthew Paull, McDonald’s Chief Financial Officer said, "Over the last three years we have made significant progress and achieved our goals. Our success enables us to generate a very reliable and substantial level of cash from operations. We are committed to prudently managing this cash and continuing to return a meaningful percent of cash generated to shareholders.

"In 2006, we plan to invest $1.8 billion in capital expenditures to open about 850 new restaurants and broaden our re-imaging efforts internationally. We do not expect any significant increase in capital spending for new restaurants since net new unit growth is expected to continue at 1% to 2% in the near-term. In addition, we expect to return roughly $5 billion to $6 billion to shareholders via dividends and share repurchase over the next two years."

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Separately, McDonald’s Board set the 2005 cash dividend record and payable dates as November 15 and December 1, 2005, respectively.

Upcoming Communications
McDonald's tentatively plans to release September sales on October 13, 2005 and third quarter 2005 earnings on October 20, 2005.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Additional Statement About Chipotle
This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Chipotle, which will be made only by prospectus.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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